Exhibit 9.1

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is dated as of this [__] day of [__], 2012 and entered into by and among the individuals whose names and addresses appear from time to time on Schedule I hereto (the “Investors” and each individually, an “Investor”); and National Patent Development Corporation, a Delaware corporation (the “Parent”).  Capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, each Investor has received (i) restricted stock units (“Units”) under Parent’s 2007 Incentive Stock Plan pursuant to his or her Employment Agreement, dated as of June 18, 2012 (collectively, the “Employment Agreements”), by and between the Investor and Parent (any such Units held by an Investor, “Employment Agreement Restricted Units”); (ii) shares of Parent Common Stock pursuant to Article III of the Agreement and Plan of Merger, dated as of June 18, 2012 (the “Merger Agreement”), by and among Parent, NPT Advisors Inc., a Delaware corporation, The Winthrop Corporation, a Connecticut corporation, and Peter M. Donovan, acting in his capacity as Securityholders’ Representative, as Merger Consideration (any such shares of Parent Common Stock, “Merger Consideration Shares”); and/or (iii) Units pursuant to Section 8.4 of the Merger Agreement (any such Units held by an Investor, “Bonus Restricted Units”, and collectively with Employment Agreement Restricted Units, the “Restricted Units” and each, a “Restricted Unit”);

WHEREAS, each Restricted Unit represents the right to receive, on the settlement date set forth in each Investor’s Restricted Stock Unit Agreement, one share of Parent Common Stock (any such shares received in respect of Restricted Units, together with the Merger Consideration Shares, the “Parent Shares”);

WHEREAS, the execution and delivery of this Agreement is a condition to Parent’s and the Company’s obligation to consummate the Transactions contemplated by the Merger Agreement;

WHEREAS, in connection with the consummation of the Transactions contemplated by the Merger Agreement, the parties desire to enter into this Agreement to become effective upon the Effective Time in order to, among other things, set forth certain restrictions on the Merger Consideration Shares and certain rights of the Investors and Parent with respect to the Parent Shares; and

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent that Parent enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           LEGENDS; CERTIFICATES

(a)          Legends.

(i)               Restricted Legend. Any Investor who receives Merger Consideration Shares acknowledges and agrees that all such Merger Consideration Shares will bear the restrictive legend set forth in Section 3.3(c) of the Merger Agreement.

(ii)              Absence of Legend.  If any certificates representing any Merger Consideration Shares held by an Investor do not bear the legend set forth in Section 3.3(c) of the Merger Agreement, such Investor shall, as promptly as practicable after the date hereof, deliver all such certificates to Parent to enable Parent to place such legend on such certificates.

(b)          New Certificates.  In the event that the restrictive legend set forth in Section 3.3(c) of the Merger Agreement has ceased to be applicable to the Merger Consideration Shares held by an Investor, Parent shall provide such Investor, or his, her or its Permitted Transferee(s), at his, her or its request, with new certificates for such Merger Consideration Shares not bearing the legend with respect to which the restriction has ceased and terminated.

2.           TRANSFER OF MERGER CONSIDERATION SHARES

(a)          Transfer Restrictions.  Any Investor who receives Merger Consideration Shares acknowledges and agrees that all such Merger Consideration Shares will be subject to the restrictions on Transfer set forth in Section 3.3 of the Merger Agreement and the provisions of any agreements contemplated by Section 9(l) below.

3.            CALL RIGHT

(a)           Call Right.  In the event that, at any time from the Effective Time until the third (3rd) anniversary of the Effective Time (the “Restricted Period”), an Investor who is a company employee terminates his employment with the Company or a Subsidiary of the Company without Good Reason other than as a result of death, incompetency or disability of such Investor  (a “Terminating Employee”), Parent shall have the right (the “Call Right”), but not the obligation, to purchase from such Terminating Employee or his or her Permitted Transferee all or any portion of any Merger Consideration Shares (“Call Right Shares”), in each case at a purchase price per share equal to the Fair Market Value of the Parent Common Stock as of the date of such termination of employment (the “Call Purchase Price”).

(b)          Call Right Procedure.  The Call Right shall be exercisable by Parent during the ninety (90) day period following such termination of employment by sending written notice (a “Call Exercise Notice”) to the Terminating Employee at the address of such Terminating Employee indicated on the signature page hereof (or such other address as the Terminating Employee may have theretofore provided to Parent in writing expressly for notices pursuant to this Agreement).  The Call Exercise Notice shall state:

(i)              the number of Call Right Shares owned by the Terminating Employee (and/or such Terminating Employee’s Permitted Transferee) to be purchased by Parent pursuant to its exercise of the Call Right (the “Called Shares”);

(ii)             the Call Purchase Price; and

(iii)            the date on which the closing of the purchase and sale of the Called Shares shall take place (the “Call Right Closing”), which date shall be no earlier than five (5) Business Days, and no later than twenty (20) Business Days, following the sending of the Call Exercise Notice.

(c)            Call Right Closing.    The Call Right Closing shall take place at the principal offices of Parent, or at such other place or by such other means as Parent and the Terminating Employee shall agree.  At the Call Right Closing, the Terminating Employee (and/or Permitted Transferee) shall deliver certificates representing the Called Shares (if not then held by or on behalf of Parent), together with a stock power duly executed in blank, against delivery by Parent of a certified or bank check for the aggregate Call Purchase Price for the Called Shares.  In the event the Terminating Employee (and/or Permitted Transferee) fails to make the requisite deliveries at the Call Right Closing, Parent shall be expressly authorized by this Agreement to treat the Called Shares as treasury stock of Parent, and the Terminating Employee and/or Permitted Transferee shall look to Parent for payment of the Call Purchase Price as a general creditor of Parent.

4.        RIGHT OF FIRST OFFER FOR SALE OF WRIGHT

(a)       Sale of Wright.  Prior to the fifth (5th) anniversary of the Effective Date, Parent shall not effect or agree to a Sale of Wright without having first complied with the provisions of this Section 4.

(b)       Offer by Parent.  Parent shall, prior to effecting or agreeing to any such Sale of Wright, give notice (the “Offer Notice”) to the Key Company Employees who are then employed by Parent, the Company or any Subsidiary of the Company (the “ROFO Investors”), which Offer Notice shall set forth (A) Parent’s intention to effect a Sale of Wright, (B) a description of the type and structure (including without limitation, the contemplated assets and business involved) of such proposed Sale of Wright, and (C) the material terms, provisions and conditions of such proposed Sale of Wright.  For a period of forty-five (45) days (the “ROFO Negotiation Period”) from receipt of an Offer Notice, the ROFO Investors shall have a right to negotiate in good faith the terms and conditions of an agreement regarding the proposed Sale of Wright.  During the ROFO Negotiation Period, Parent shall refrain from engaging in any discussions with any third party regarding the Sale of Wright to such third party and will negotiate in good faith the terms and conditions regarding the proposed Sale of Wright; provided, however, Parent shall not be required to accept any proposal that is less favorable to Parent than the terms and conditions contained in the Offer Notice.  If at the expiration of the ROFO Negotiation Period, the ROFO Investors and Parent shall not have reached agreement with regard to the terms and conditions of such Sale of Wright, then Parent shall be free for a period of one (1) year after the expiration of the ROFO Negotiation Period to effect a Sale of Wright to one or more third parties for consideration and on other terms no less favorable to Parent in the aggregate than those set forth in the Offer Notice.  Following the expiration of such one (1) year period, any proposed Sale of Wright shall again be subject to the terms of this Section 4.

5.       REGISTRATION OF REGISTRABLE SECURITIES

(a) Demand Registration.

(i)               Demand Registration.  If, following the Restricted Period, Parent shall receive a written request from Requesting Investors requesting that Parent effect the Registration of all or any portion of such Requesting Investors’ Registrable Securities, and specifying the intended method of disposition thereof, then, subject to the provisions of paragraph (c) of this Section 5, Parent shall promptly give notice of such requested Registration (such request and, together with any request pursuant to Section 5(a)(ii), a “Demand Registration”), at least fifteen (15) Business Days prior to the anticipated filing date of the Registration Statement relating to such Demand Registration, to the other Investors holding Registrable Securities and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the Registration of (A) all Registrable Securities for which the Requesting Investors have requested Registration under this Section 5(a), and (B) subject to Section 5(a)(v), all other Registrable Securities that any other Investors (such Investors, together with the Requesting Investors, the (“Registering Investors”) have requested Parent to Register by written notice received by Parent within ten (10) days after delivery of Parent’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof aforesaid) of the Registrable Securities so to be Registered; provided that, if the Requesting Investors shall have specified a Public Offering as the intended method of distribution, (1) no Person  may participate in such Registration pursuant to this Section 5(a) unless such Person agrees to sell its Registrable Securities to the underwriter selected by the Requesting Investors on the same terms and conditions as apply to the Requesting Investors; (2) no such Registering Investors shall be required to make any representations or warranties, or provide any indemnity, in connection with any such Registration other than representations and warranties (or indemnities with respect thereto) as to (x) such Person’s ownership of his, her or its Registrable Securities and that the Registrable Securities to be Transferred are free and clear of all liens, claims and encumbrances, (y) such Person’s power and authority to effect such Transfer, and (z) such matters pertaining to compliance with securities laws by such Registering Investor as may be reasonably requested; (3) the obligation of such Person to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Persons selling Registrable Securities, and the liability of each such Person will be in proportion to the amount of Registrable Securities offered to be sold by each such Person in such Registration; and (4) such liability will be limited to the net amount received by such Person from the sale of his, her or its Registrable Securities pursuant to such Registration.

(ii)              In addition to the foregoing, at any time after (A) the Restricted Period and (B) Parent becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), Requesting Investors may request, in writing, that Parent effect the Registration on Form S-3 (or such successor form), of Registrable Securities consisting of at least at least 150,000 shares of Parent Common Stock (and any securities that may be issued or distributed or issuable or distributable in respect thereof, or in substitution for, any such shares of Parent Common Stock by way of conversion, exercise, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction).

(iii)           Registration Expenses.  Parent shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such Registration is effected.

(iv)           One Demand Registration; Effectiveness.  Parent shall be required to effect only one (1) Demand Registration pursuant to Section 5(a)(i).  A Demand Registration pursuant to Section 5(a)(i) shall not be deemed to have been effected unless:

(A)   the Registration Statement relating thereto (1) has become effective under the Securities Act and (2) has remained effective for a period of at least one hundred twenty (120) days (or such shorter period in which all Registrable Securities of the Requesting Investors included in such Registration have actually been sold thereunder); provided that a Demand Registration pursuant to such Registration Statement shall not be deemed to have been effected if after such Registration Statement becomes effective, (y) such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (z) less than fifty percent (50%) of the Registrable Securities included in such Registration Statement have been sold thereunder; provided, however, that notwithstanding the foregoing, a Demand Registration shall be deemed to have been effected whether or not any Registrable Securities are sold under any Registration Statement therefor, if a majority of the Registrable Securities proposed to be sold by the Registering Investors shall have voluntarily been withdrawn from Registration (other than as a result of information concerning the business or financial condition of Parent which is made known to the Investors after the date on which such Registration was requested and which is material to the business, operations, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries taken as a whole); or

(B)    if the Maximum Offering Size (as defined below) is reduced in accordance with Section 5(a)(v) such that less than fifty percent (50%) of the Registrable Securities of the Requesting Investors sought to be included in such Registration are included.

(v)      Maximum Offering Size.  If a Demand Registration involves a Public Offering and the managing underwriter advises Parent and the Requesting Investors that, in its view, the number of securities that the Requesting Investors and Parent propose to include in such Registration exceeds the largest number of securities that can be sold without having an adverse effect on such offering, including the price at which such securities can be sold (the “Maximum Offering Size”), Parent shall include in such Registration, in the priority listed below, up to the Maximum Offering Size:

(A) first, all Registrable Securities requested to be Registered by the Registering Investors (such Registrable Securities allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the Registering Investors on the basis of the relative number of Registrable Securities owned by each, unless the managing underwriter reasonably determines otherwise, in which case the allocation of such Registrable Securities shall be in the manner reasonably determined by the managing underwriter); and

(B) second, all securities proposed to be Registered by Parent or eligible for inclusion in such Registration.

(b)	Piggyback Rights.

(i)           Piggyback Rights.  Following the Restricted Period, in the event that Parent at any time proposes to conduct a Public Offering, Parent shall each such time give prompt written notice at least twenty (20) Business Days prior to the anticipated filing date of the Registration Statement relating to such Registration to each Investor holding Registrable Securities, which notice shall set forth such Investor’s rights under this Section 5(b) and shall offer such Investor the opportunity to include in such Registration Statement such Investor’s Registrable Securities (a “Piggyback Registration”), subject to the restrictions set forth herein.  Upon the written request of any such Investor made within ten (10) Business Days after delivery of notice from Parent (which request shall specify the number of Registrable Securities intended to be Registered by such Investor), Parent shall use its reasonable best efforts to effect the Registration of all Registrable Securities that Parent has been so requested to Register by all such Investors with rights to require Registration of Registrable Securities hereunder, to the extent requisite to permit the disposition of the Registrable Securities so to be Registered; provided that (A) if such Registration involves a Public Offering, all such Investors requesting to be included in Parent’s Registration must sell their Registrable Securities to an underwriter of equity securities of Parent on the same terms and conditions as apply to Parent or any other selling Investors, and (B) if, at any time after giving notice of its intention to Register any Registrable Securities pursuant to this Section 5(b)(i) and prior to the effective date of the Registration Statement filed in connection with such Registration, Parent shall reasonably determine for any reason not to Register such equity securities covered by such Piggyback Registration, Parent shall give notice to all such Investors and, thereupon, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration.  An Investor who requests inclusion of its Registrable Securities in such Registration, but reasonably objects to the terms of the relevant underwriting, may elect, by written notice to Parent, to withdraw its Registrable Securities from such Public Offering prior to the effective date thereof.  No Registration effected under this Section 5(b) shall relieve Parent of its obligations to effect a Demand Registration to the extent required by Section 5(a).  Parent shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration.

(ii)           Maximum Offering Size.  If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5(a)(v) shall apply) and the managing underwriter advises Parent that, in its view, the number of Registrable Securities that Parent and such selling Investors propose to include in such Registration exceeds the Maximum Offering Size, Parent shall include in such Registration, in the following priority, up to the Maximum Offering Size:

(A)          first, such number of securities proposed to be Registered for the account of Parent or any Person (including an Investor) to whom Parent hereinafter grants registration rights that are, with respect to such Registration, preferential to the registration rights granted to the Investors under this Section 5(b) and on whose account the Registration is being made, if any, as would not cause the offering to exceed the Maximum Offering Size, and

(B)          second, all Registrable Securities requested to be included in such Registration by any Investors pursuant to this Section 5(b) and similar registration rights provided to any other Person by Parent (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Investors and other Persons based on their relative ownership of Registrable Securities).

(c)	Registration Procedures.

(i)           If and whenever Parent is required by the provisions of this Agreement to use its reasonable best efforts to effect the Registration of any Registrable Securities under the Securities Act, Parent shall:

(A)           file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective as soon as possible;

(B)           as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act (including the anti-fraud provisions thereof) and to keep the Registration Statement effective for 120 days from the effective date or such lesser period until all such Registrable Securities are sold;

(C)           as expeditiously as possible furnish to each Selling Stockholder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholder;

(D)           as expeditiously as possible use its reasonable best efforts to Register or qualify the Registrable Securities covered by the Registration Statement under the securities or Blue Sky laws of such states as the Selling Stockholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the Selling Stockholders to consummate the public sale or other disposition in such states of the Registrable Securities owned by the Selling Stockholders; provided, however, that Parent shall not be required in connection with this paragraph (D) to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or to amend its Certificate of Incorporation or By-laws in a manner that the Board of Directors of Parent determines is inadvisable;

(E)           as expeditiously as possible, cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Parent are then listed;

(F)           promptly provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(G)           upon execution of confidentiality agreements in form and substance reasonably satisfactory to Parent, promptly make available, upon reasonable notice at reasonable times and for reasonable periods, for inspection by the Selling Stockholders, any managing underwriter participating in any disposition pursuant to such Registration Statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Selling Stockholders, all financial and other records, pertinent corporate documents and properties of Parent as shall be reasonably necessary or desirable to enable the foregoing to exercise their due diligence responsibility, and cause Parent’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

(H)           notify each Selling Stockholder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

(I)            as expeditiously as possible following the effectiveness of such Registration Statement, notify each seller of such Registrable Securities of any request by the SEC for the amending or supplementing of such Registration Statement or Prospectus.

(ii)          If Parent has delivered a Prospectus to the Selling Stockholders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, Parent shall promptly notify the Selling Stockholders and, if requested, the Selling Stockholders shall immediately cease making offers of Registrable Securities and return all Prospectuses to Parent.  Parent shall promptly provide the Selling Stockholders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Stockholders shall be free to resume making offers of the Registrable Securities.

(iii)          In the event that, in the judgment of Parent, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which Parent believes public disclosure would be detrimental to Parent, Parent shall notify all Selling Stockholders to such effect, and, upon receipt of such notice, each such Selling Stockholder shall immediately discontinue any sales of Registrable Securities pursuant to such Registration Statement until such Selling Stockholder has received copies of a supplemented or amended Prospectus or until such Selling Stockholder is advised in writing by Parent that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.  Notwithstanding anything to the contrary herein, Parent shall not exercise its rights under this Section 5(c)(iii) to suspend sales of Registrable Securities more than twice, or for more than an aggregate of ninety (90) days, in each case, during any twelve (12) month period.

(d)       Other Matters with Respect to Underwritten Offerings.  In the event that Registrable Securities are sold pursuant to a Registration Statement in an underwritten offering, Parent agrees to (a) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of Parent and customary covenants and agreements to be performed by Parent, including without limitation customary provisions with respect to indemnification by Parent of the underwriters of such offering; (b) use its reasonable best efforts to cause its legal counsel to render customary opinions to the underwriters and the Selling Stockholders with respect to the Registration Statement; and (c) use its reasonable best efforts to cause its independent public accounting firm to issue customary “cold comfort letters” to the underwriters and the Selling Stockholders with respect to the Registration Statement.

(e)       Rule 144.  With a view to making available to Investors the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Investors to sell Registrable Securities to the public without Registration or pursuant to Registration, Parent covenants and agrees to:  (A) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Registrable Securities can be resold under Rule 144 without any of the restrictions thereof and (B) file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act.

(f)       Limitations on Subsequent Registration Rights.  Parent shall not, without the prior written consent of Investors holding at least fifty percent (50%) of the outstanding Registrable Securities then held by all Investors, enter into any agreement (other than this Agreement) with any holder or prospective holder of any securities of Parent which grants such holder or prospective holder rights to include securities of Parent in any Registration Statement, unless such rights to include securities in a Registration initiated by Parent or by Investors are not more favorable than the rights granted to other holders under Section 5(a)(v)(B).

(g)       Rights in Lieu of Demand Registration.

(i)           At the election of Parent, in lieu of a Demand Registration pursuant to Section 5(a), Parent may, within a period of thirty (30) days of receipt of a Demand Registration by Requesting Investors, elect to either (A) irrevocably agree to purchase all Registrable Securities held by the Requesting Investors at a purchase price equal to the average Closing Price of the Parent Common Stock for each of the twenty (20) most recent days during which shares of Parent Common Stock shall have been traded preceding the date on which the Requesting Investors made such Demand Registration (the “Parent Purchase Price”), and/or (B) arrange for one or more third parties to purchase such Requesting Investors’ Registrable Securities at the Parent Purchase Price.  Any purchase pursuant to the foregoing election shall be effected no later than 15 days following the date on which Parent makes such election, unless otherwise agreed by Parent and the Requesting Investors.  In the event the third party or third parties referred to in clause (B) of the first sentence of this Section 5(g)(i) fail to effect the purchase contemplated thereby, Parent shall promptly proceed to effect the Registration requested by the Requesting Investors pursuant to the Demand Registration.

(ii)           Notwithstanding anything in this Section 5 to the contrary, Parent shall not be required to effect any Demand Registration under Section 5(a)(i) or 5(a)(ii) if the number of Registrable Securities proposed to be included in such Demand Registration could be sold pursuant to Rule 144 under the Securities Act in any ninety (90) day period.

6.           INDEMNIFICATION

(a)          Indemnification by Parent.  In connection with any Registration of Registrable Securities pursuant to Section 5 of this Agreement, Parent agrees to indemnify and hold harmless, to the full extent permitted by law, each of the Investors, each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives (the “Investor Indemnified Persons” and each, an “Investor-Indemnified Person”) from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein), any Issuer Free Writing Prospectus or amendment or supplement thereto, or any other disclosure document produced by or on behalf of Parent or any of its Subsidiaries including reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, (iii) any violation or alleged violation by Parent of any federal, state or common law rule or regulation applicable to Parent or any of its Subsidiaries in connection with any such Registration, qualification, compliance or sale of Registrable Securities, (iv) any failure to Register or qualify Registrable Securities in any state where Parent or its agents have affirmatively undertaken or agreed in writing that Parent (the undertaking of any underwriter being attributed to Parent) will undertake such Registration or qualification on behalf of the Investors of such Registrable Securities (provided, that in such instance Parent shall not be so liable if it has undertaken its reasonable best efforts to so Register or qualify such Registrable Securities) or (v) any actions or inactions or proceedings in respect of the foregoing whether or not such Indemnified Person is a party thereto, and Parent will reimburse, as incurred, each such Investor Indemnified Person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that Parent shall not be liable to any particular Investor Indemnified Person to the extent that any such Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to Parent by such Investor Indemnified Person expressly for use in the preparation thereof or (B) an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the Investor Indemnified Person from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) Business Days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such Investor Indemnified Person to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person.  This indemnity shall be in addition to any liability Parent may otherwise have.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Investor or any Investor Indemnified Person and shall survive the transfer of such securities by such Investor.  Parent shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Investor Indemnified Persons.

(b)          Indemnification by Investors.  Each Investor agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act), and each other Investor, each of such other Investor’s respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein) or any Issuer Free Writing Prospectus or amendment or supplement thereto, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Investor to Parent specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, Issuer Free Writing Prospectus or other document, in reliance upon and in conformity with written information furnished to Parent by such Investor expressly for use therein.  In no event shall the liability of such Investor hereunder be greater in amount than the dollar amount of the net proceeds received by such Investor under the sale of Registrable Securities giving rise to such indemnification obligation.

(c)          Conduct of Indemnification Proceedings.  Any Person entitled to indemnification under this Section 6 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after delivery of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person).  If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action, consent to entry of any judgment or enter into any settlement, in each case without the prior written consent of the indemnified party, unless the entry of such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided that any sums payable in connection with such settlement are paid in full by the indemnifying party.  If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld.  It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 6(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d)          Contribution.  If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 6 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations.  In connection with any Registration Statement filed with the SEC by Parent, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6(d).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 6(a) and 6(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6(d), in connection with any Registration Statement filed by Parent, an Investor shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Investor under the sale of Registrable Securities giving rise to such contribution obligation less any amount paid by such Investors pursuant to Section 6(b).  If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 6(a) and 6(b) hereof without regard to the provisions of this Section 6(d).

(e)          No Exclusivity.  The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.

(f)           Survival.  The indemnities provided in this Section 6 shall survive the transfer of any Registrable Securities by such Investor.

7.           TERMINATION

This Agreement shall automatically terminate if all of the Registrable Securities held by such Investor have been sold in a Registration pursuant to the Securities Act or pursuant to an exemption therefrom; provided, that Section 4 and Section 6 shall survive any such termination.

8. INTERPRETATION OF THIS AGREEMENT

(a)          Terms Defined.  As used in this Agreement, the following terms have the respective meaning set forth below:

“Affiliate”:  shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity; provided that neither Parent nor any of its subsidiaries shall be deemed to be an Affiliate of the Investors.

“Business Day”:  shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Closing Price”: shall mean, on any day, the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the principal national securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including, without limitation, the National Market Systems) or any system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors of Parent in good faith.

“Exchange Act”:  shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, or any successor statute thereto.

“Fair Market Value”: shall mean the average Closing Price of the Parent Common Stock for each of the ten (10) most recent days during which shares of Parent Common Stock shall have been traded preceding the date on which fair market value is being determined.

“FINRA”: shall mean the Financial Industry Regulatory Authority.

“Good Reason”: shall mean, (i) for a Key Company Employee, “Good Reason” as defined in such Key Company Employee’s employment agreement with Parent; and (ii) for all other employees, (A) an action by Parent that results in a material adverse change in such employee’s title, (B) an action by Parent that results in a material adverse diminution in such employee’s duties or responsibilities (other than budgetary decisions), taken as a whole, excluding for this purpose an isolated, insubstantial or inadvertent action, (C) any material reduction in such employee’s base salary, (D) any material permanent change in the geographical location of such employee’s office prior to the three (3) year anniversary of the Effective Date, or (E) any other action or inaction that constitutes a material breach by Parent of such employee’s employment agreement.

“Issuer Free Writing Prospectus”: shall mean an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Parent Common Stock” shall mean shares of common stock, par value $.01 per share, of Parent, any securities into which such shares of common stock shall have been changed, or any securities resulting from any reclassification, recapitalization or similar transctions with respect to such shares of common stock.

“Permitted Transferee”:  shall mean, (i) in the case of any Investor that is not a natural person, any controlled or controlling Affiliate of such Investor and (ii) in the case of Investors who are natural persons, (A) any trust or other estate planning vehicle established for the sole benefit of such Investor or such Investor’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, brother-in-law or sister-in-law, adopted child or adopted grandchild, or spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such Investor, or heirs executors or legal representatives of such Investor, (B) any Person in which the direct and beneficial owner of all voting securities of such Person is such Investor, or (C) such Investor’s heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Investor.

“Person”:  shall mean an individual, partnership (whether general or limited), joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Prospectus”: shall mean the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Public Offering”:  shall mean any underwritten public offering of equity securities of Parent pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means any Parent Shares and any securities that may be issued or distributed or issuable or distributable in respect of, or in substitution for, any Parent Shares by way of conversion, exercise, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case whether now owned or hereinafter acquired.

“Registration”:  shall mean a registration with the SEC of Parent’s securities for offer and sale to the public under a Registration Statement. The term “Register” shall have a correlative meaning.

“Registration Expenses”: shall mean any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any Registration Statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of Parent (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for Parent and customary fees and expenses for independent certified public accountants retained by Parent (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters), (vii) reasonable fees and expenses of any special experts retained by Parent in connection with such registration, (viii) reasonable fees and out-of-pocket expenses of counsel to the Investors participating in the offering selected by the Investors holding a majority of the Registrable Securities to be sold for the account of all Investors in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities, and (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering.

“Registration Statement”: shall mean any registration statement of Parent that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representatives”: shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Requesting Investors”: shall mean Investors holding Registrable Securities in an amount at least equal to twenty five percent (25%) of the sum of (i) the number of Merger Consideration Shares, plus (ii) the maximum number of shares of Parent Common Stock issuable pursuant to the Restricted Units.

“Rule 144”: shall mean Rule 144 promulgated by the SEC under the Securities Act.

“Sale of Wright”: shall mean the sale by Parent or any of its Affiliates, directly or indirectly, irrespective of form of transaction or series of transactions, including without limitation by way of merger or through the sale of capital stock or other equity interests, of all or substantially all of the business and assets of the Surviving Entity and its subsidiaries.

“SEC”:  shall mean the Securities and Exchange Commission or any successor agency.

“Securities Act”: shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.

“Selling Stockholder” means any Investor owning Registrable Securities included in a Registration Statement.

“Transfer”:  shall mean, with respect to any Registrable Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Registrable Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Registrable Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b)          Directly or Indirectly.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(c)          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(d)          Section Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

9.           MISCELLANEOUS

(a)          Notices.

(i)               All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(A)          if to any of the Investors, at the address or facsimile number of such Investor shown on Schedule I, with a copy (which shall not constitute notice) to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, marked for the attention of Leonard A. Pierce, Esq., or at such other address as the Investor may have furnished Parent and the other Investors in writing; and

(B)          if to Parent, at National Patent Development Corporation, 100 South Bedford Road, Suite 2R, Mount Kisco, NY 10549, marked for attention of Harvey Eisen, facsimile 914-242-5798, with a copy (which shall not constitute notice) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, facsimile 212-728-9267, marked for the attention of Michael A. Schwartz, Esq., or at such other address as it may have furnished in writing to each of the Investors.

(ii)               Any notice so addressed shall be deemed to be given:  if delivered by hand or facsimile, on the date of such delivery if a Business Day and delivered during regular business hours, otherwise the first Business Day thereafter; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

(b)          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.  Neither this Agreement nor the rights or obligations hereunder may be assigned (other than to a Permitted Transferee) and any attempted assignment in violation of the foregoing shall be null and void.

(c)          Entire Agreement; Amendment and Waiver.  This Agreement constitutes the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Parent and Investors holding Registrable Securities representing at least fifty one percent (51%) of the voting power of all Registrable Securities then held by Investors.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, termination or waiver applies to all Investors in the same fashion.  Parent shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, termination or waiver effected in accordance with this paragraph (c) shall be binding on all parties hereto, even if they do not execute such consent.

(d)          Severability.  In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

(e)          Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Investor shall execute and deliver any additional documents and instruments and perform any additional acts that Parent determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

(f)          No Partnership.  Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or cause any party to be deemed the agent of any other party for any purpose.

(g)          Specific Performance.  It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law.  Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h)          Third Party Beneficiaries.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

(i)          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(j)          Agreements to Be Bound.  Upon acceptance by Parent of a Joinder Agreement, Schedule I hereof shall be amended to include the applicable joining party and attached to this Agreement and be effective with no further action or consent required.

(k)          WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

(l)          “Market Stand-off” Agreement.

(i)      Each of the Investors agrees, if requested by Parent and an underwriter of equity securities of Parent, not to sell or otherwise Transfer or dispose of any Registrable Securities held by such Investor during the period of up to one hundred eighty (180)-days (or such other period as may be requested by Parent or the managing underwriter to accommodate regulatory restrictions on (A) the publication or other distribution of research reports and (B) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4), or any successor provisions or amendments thereto) following the effective date of any Registration Statement of Parent filed under the Securities Act, provided that all executive officers of Parent enter into similar agreements.

(ii)      If so requested by the underwriters, the Investors shall execute a separate agreement to the foregoing effect; provided, that all officers and directors of Parent enter into similar agreements.  Parent may impose stop-transfer instructions with respect to the Registrable Securities subject to the foregoing restriction until the end of the period referenced above.

(iii)                 As a condition to the obligation of the Investors under this paragraph (l), Parent agrees that no “lock up” agreement requested by the underwriters shall contain a provision allowing for periodic early releases of portions of the securities subject thereto unless such provision provides that all Investors will participate on a pro rata basis in any early release of any stockholder bound thereby.

(m)          Terms Generally.  The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears.  All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time.  Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(n)          Draftsmanship.  Each of the parties signing this Agreement on the date first set forth above has been represented by his, her or its own counsel and acknowledges that he, she or it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.  Each of the parties joining this Agreement after the date first set forth above has been represented by his, her or its own counsel, has read and understands the terms of this Agreement and has been afforded the opportunity to ask questions concerning Parent and this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATIONAL PATENT DEVELOPMENT CORPORATION

By:
Name:
Title:

INVESTORS:

[TO COME]

SCHEDULE I

Investors

Name and Address

[NAME] [●] [●] [●] Facsimile: [●] with a copy to (which shall not constitute notice): [FIRM] [●] [●] [●] Facsimile: [●] Attention: [●], Esq.
[NAME] [●] [●] [●] Facsimile: [●] with a copy to (which shall not constitute notice): [FIRM] [●] [●] [●] Facsimile: [●] Attention: [●], Esq.

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